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                        UNITED STATES DISTRICT COURT
                       CENTRAL DISTRICT OF CALIFORNIA

                          CIVIL MINUTES--GENERAL

Case No. CV 90-4823 MRP                                          DATE:  9/23/99

Title: LITTON SYSTEMS, INC., ET AL. V. HONEYWELL, INC.

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PRESENT: HON. MARIANA R. PFAELZER, Judge

         Robert J. Flores, Deputy Clerk

ATTORNEYS PRESENT FOR PLAINTIFFS:              ATTORNEYS PRESENT FOR DEFENDANTS:

         N/A                                          N/A

PROCEEDINGS:

On May 20, 1999, the Court heard oral argument with respect to Defendant Honeywell's Motion for New Trial and Remittitur and Defendant Honeywell's Motion for Judgment as a Matter of Law ("Motions") and took the Motions under submission.

Having considered the files and records in this matter and the arguments of the parties, both in support of and in opposition to the Motions, the Motions are denied as they relate to the plaintiff Litton Systems, Inc. The Motion for Judgment as a Matter of Law is granted as it relates to the plaintiff Litton Systems, Canada, Limited, on the grounds set forth in the separate Memorandum of Decision filed by the Court.

Plaintiffs' counsel shall submit a proposed order and judgment reflecting the decision of the Court on or before October 11, 1999.